Exhibit 99
----------

NEWS RELEASE



Contact:  Bob Cardon, Dynatronics Corp.
          800-874-6251, or 801-568-7000


                  Dynatronics Announces Second Quarter Results


         Salt Lake City, Utah (February 9, 2006) - Dynatronics Corporation (NASDAQ: DYNT) today announced results for its second fiscal quarter ended December 31, 2005. Sales for the quarter were $5,230,833, compared to $5,322,596 in the same period last year. Net income for the quarter ended December 31, 2005, was $160,233 ($.02 per share), compared to net income of $245,107 ($.03 per share) in the second quarter of the previous year.

         "Despite a $157,000 increase in R&D expenses over the same quarter last year - a 57% increase - we were still able to achieve earnings of $.02 per share in the second quarter," stated Kelvyn H. Cullimore Jr., company chairman and president. "Second quarter results improved significantly over first quarter results, thanks to the solid demand for our new rehab equipment. However, when compared to the second quarter of the prior year, the sales increases from new products were offset by lower sales of our aesthetic equipment and older 50 Series products."

         Dynatronics began shipping three new products during the second quarter, including the Dynatron Xp infrared light pad. This innovative product is 14 times more powerful than infrared light probes currently on the market. It is capable of treating a much larger area than can be treated by competitors' devices. Importantly, it makes unattended patient therapy possible, allowing practitioners to treat multiple patients simultaneously. The other two products introduced during the second quarter were the Dynatron iBox iontophoresis device and the D880Plus infrared light probe.

         "Looking ahead to the third quarter, we are pleased to report that we have already begun shipping the Dynatron 702, a stand-alone light therapy device," said Larry K. Beardall, executive vice president of sales and marketing. "The new Dynatron 702 not only simplifies infrared light therapy treatments, but can be combined with our traction device for dual therapy treatments."

         An additional third quarter product introduction - the DX9 combination traction and light therapy system - also began shipping in January. The new Dynatron DX9 Decompression System combines the benefits of infrared light therapy with decompression therapy for treating back pain. Decompression therapy is commonly used to relieve the pain associated with a number of back problems, including herniated discs, degenerative disc disease, sciatica and pinched nerves.

         Other new products currently under development include the Dynatron X3 multiple modality infrared light therapy device, the DX2 proprietary traction device that incorporates unique technology, and the T4 therapy table specially designed for performing traction and decompression therapies. These products will expand the range of decompression and light therapy treatment options for treating back pain.

         "The introduction of these state-of-the-art products will give additional impetus to the growth of sales and profits in future quarters," added Cullimore.

         Dynatronics has scheduled a conference call for investors today, Thursday, February 9, 2006, at 1 p.m. ET (11 a.m. MT). Those wishing to participate should call 800-861-4084 and use passcode 9921511#.

         A summary of the financial results for the three and six months ended December 31, 2005, follows:

                         Summary Selected Financial Data
                           Income Statement Highlights

                                        Three Months Ended             Six Months Ended
                                          December 31,                   December 31,
                                       2005            2004          2005           2004
                                       ----            ----          ----           ----
Net sales                           $5,230,833    $5,322,596     $9,589,261     $10,241,502

Cost of sales                        3,172,671     3,143,577      5,942,515       6,051,004
                                    ----------    ----------     ----------     -----------

   Gross profit                      2,058,162     2,179,019      3,646,746       4,190,498

SG&A expenses                        1,328,353     1,468,399      2,571,478       2,955,714
R&D expenses                           432,361       275,364        845,965         529,155
Other income (expense)                 (36,909)      (36,708)        (5,058)        (64,239)
                                    ----------    ----------     ----------     -----------

   Income before income taxes          260,539       398,548        224,245         641,390

Income tax expense                     100,306       153,441         86,333         246,935
                                    ----------    ----------     ----------     -----------

   Net income                       $  160,233    $  245,107     $  137,912     $   394,455
                                    ==========    ==========     ==========     ===========

Net income per share (diluted)      $      .02    $      .03     $      .02     $       .04
                                    ==========    ==========     ==========     ===========



                            Balance Sheet Highlights

                                                December 31,         June 30,
                                                    2005              2005
                                               -------------     -------------

Cash (incl. $340,000 of restricted cash*)      $     753,279     $     472,899
Accounts Receivable                                3,438,434         3,006,315
Inventories                                        4,761,589         4,712,523
Total current assets                              10,036,256         9,075,579
Total assets                                     $14,296,753       $13,459,723

Accounts payable                               $     538,908     $     605,788
Accrued expenses                                     548,023           571,940
Total current liabilities                          1,888,850         2,031,725
Total liabilities                                  4,637,238         3,946,215
Total liabilities and equity                     $14,296,753       $13,459,723

         * The $340,000 of restricted cash at December 31, 2005 is related to construction of a new building at the company's Tennessee facility.

         Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.

         This press release contains forward-looking statements. Those statements include references to the company's expectations and similar statements. Actual results may vary from the views expressed in the forward-looking statements contained in this release. The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, FDA clearance of new products, growth in the physical medicine industry, competitive factors, availability of third-party component parts and products, inventory risks due to shifts in market demand, changes in product mix, market demand for the company's products and the risk factors listed from time to time in the company's SEC reports including, but not limited to, the report on Form 10-KSB for the year ended June 30, 2005, and its subsequent quarterly reports on Form 10-QSB.

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